Auditors’ letter regarding change in auditor

Grant Thornton Auditores Independentes Ltda. Av. Eng. Luís Carlos Berrini, 105 - 12[o] andar Itaim Bibi, São Paulo (SP) Brasil T +55 11 3886-5100

Securities and Exchange Commission
Washington, D.C. 20549

Re: Companhia de Saneamento Básico do Estado de São Paulo – SABESP

File No. 15.1.

Dear Sir or Madam:

We have read Item 16F of Form 20-F of Companhia de Saneamento Básico do Estado de São Paulo – SABESP for the year ended December 31, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours.

/s/ Grant Thornton Auditores Independentes Ltda.

São Paulo, Brazil

May 03rd, 2024

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